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EXHIBIT 99.1

[CARDINAL FINANCIAL CORPORATION LOGO]

NEWS RELEASE
FOR IMMEDIATE RELEASE Fairfax, Virginia January 17, 2003	Contact: Bernard H. Clineburg, Chairman & CEO, (703) 279-5048 Carl E. Dodson, EVP, (703) 279-5088

CARDINAL FINANCIAL CORPORATION ANNOUNCES
PLAN TO RELOCATE CORPORATE HEADQUARTERS

        Cardinal Financial Corporation (NASDAQ: CFNL- Common, NASDAQ: CFNLP—Preferred) announced today that it has entered into an agreement to lease office space located in Tysons Corner, Virginia, and plans to re-locate its corporate headquarters. Under the terms of the agreement, Cardinal will occupy approximately 20,000 square feet during the first quarter of 2003. An additional 20,000 square feet of space will be available during the last half of 2003. Cardinal plans on subleasing a portion of the excess space and using it for future expansion.

        Over the past two years, Cardinal has subleased or terminated approximately 21,000 square feet of excess commercial office leases in Alexandria, Fairfax, Manassas, Reston and McLean as part of its consolidation from a four-bank holding company to a one-bank holding company. The lease on its current headquarters location in Fairfax expires in January 2004.

        Bernard Clineburg, Chairman and CEO of Cardinal, said "The new Tysons Corner headquarters location will allow us to consolidate our executive, lending, operations and administrative staff in one location, and thus complete the consolidation we began in 2001."

        Cardinal Financial Corporation is the parent company of Cardinal Bank, N.A., and Cardinal Wealth Services, Inc., a full-service investment subsidiary. Cardinal Bank, N.A., serves Northern Virginia with eight conveniently-located branches in Alexandria, Arlington, Fairfax City, Manassas, McLean, Reston, Sterling and Tysons Corner. Cardinal had assets totaling $486.2 million at the end of 2002. The company's common and preferred stock is traded on the NASDAQ (CFNL-Common, CFNLP- Preferred). For additional information please visit our website at www.cardinalbank.com.

        This press release contains "forward-looking statements" within the meaning of the federal securities laws. These statements may be identified by the use of forward-looking terminology such as "may," "could," "expect," "believe," "anticipate," "intend," "plan" or variations thereof. These forward-looking statements may contain information related to matters such as the Company's intent, belief or expectation with respect to matters such as financial performance. Such statements are necessarily based on assumptions and estimates and are inherently subject to a variety of risks and uncertainties concerning the Company's operations and business environment, which are difficult to predict and beyond the control of the Company. Such risks and uncertainties could cause the actual results of the Company to differ materially from those matters expressed or implied in such forward-looking statements. For an explanation of certain risks and uncertainties associated with forward-looking statements, please refer to the Company's Annual Report on Form 10-K and other SEC filings.

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  EXHIBIT 99.1